Date: March 27,2020	510 Burrard St, 3rd Floor Vancouver BC, V6C 3B9 www.computershare.com

To: All Canadian Securities Regulatory Authorities
Subject: CONTACT GOLD CORP.

Dear Sir/Madam:

We advise of the following with respect to the upcoming Meeting of Security Holders for the subject Issuer:

Meeting Type :	Annual General Meeting
Record Date for Notice of Meeting :	April 23, 2020
Record Date for Voting (if applicable) :	April 23, 2020
Beneficial Ownership Determination Date :	April 23, 2020
Meeting Date :	May 28, 2020
Meeting Location (if available) :	Vancouver
Issuer sending proxy related materials directly to NOBO:	Yes
Issuer paying for delivery to OBO:	No

Notice and Access (NAA) Requirements:
NAA for Beneficial Holders	No
NAA for Registered Holders	No

Voting Security Details:

Description	CUSIP Number	ISIN
COMMON CLASS	21074G101	US21074G1013

Sincerely,

Computershare
Agent for CONTACT GOLD CORP.